                                                                ALZA CORPORATION
                                                                  March 31, 1994


                                   EXHIBIT 11

             Statement Regarding Weighted Average Common and Common
          Equivalent Shares Used in Computation of Per Share Earnings
                                 (in thousands)



                                    Primary               Fully Diluted
                            -----------------------  -----------------------
                            Quarter Ended March 31,  Quarter Ended March 31,
                               1994         1993        1994          1993
                             --------     --------    --------      --------
Common stock                   81,651      74,964      81,651        74,964
$15 warrants                        -       3,759           -         3,759
$25 warrants                        -         318           -           318
7.5% zero coupon
   convertible
   subordinated
   debentures                       -           -           -             -
Other, principally
  stock options                   653         924         653           923
                             --------    --------    --------      --------
Average shares                 82,304      79,965      82,304        79,964
                             --------    --------    --------      --------
                             --------    --------    --------      --------

     The 7.5% zero coupon convertible subordinated debentures (redeemed in November 1993) are not included in the calculation for the quarter ended March 31, 1993, because they were not considered to be common stock equivalents and these debentures were antidilutive for purposes of the fully diluted computation. The $15 warrants, to the extent not exercised by December 14, 1993, expired on that date.

     Fully diluted earnings per share are not presented on the face of the condensed consolidated statement of income (unaudited) since dilution is less than 3%.